Exhibit 99.1

NEWS RELEASE
Contact: Amy Baker, Communications / Office: 412-820-1616/ abaker@tollgrade.com
TOLLGRADE REPORTS FOURTH QUARTER 2009 RESULTS
IMPLEMENTED $3 MILLION IN COST SAVINGS AND ACHIEVED POSITIVE CASH FLOW FROM OPERATIONS IN 2009
PITTSBURGH, PA February 24, 2010 — Tollgrade Communications, Inc. (NASDAQ: TLGD), a leading supplier of network service assurance test products and solutions, today reported revenue of approximately $12.7 million and a loss per share of $(2.08) for the fourth quarter ended December 31, 2009. Revenue for the quarter was slightly higher than the mid-point of the Company’s earlier guidance of $11.5 to $13.5 million. The per share results include the effects of non-cash charges primarily related to the impairment of an intangible asset, which amounted to approximately $27.0 million and stock-based compensation expense of approximately $0.5 million. The Company also recorded a tax benefit of $1.1 million primarily related to reducing a deferred tax liability as a result of the intangible asset impairment. On a non-GAAP basis, the Company was at a break-even level per share from continuing operations excluding the effect of the intangible asset impairment and its associated corresponding tax benefit along with stock based compensation. In comparison to the Company’s results from the fourth quarter 2009, revenue and loss per share for the fourth quarter ended December 31, 2008 were $12.9 million and $(0.10), respectively. On a non-GAAP basis, the Company was also at a break-even level per share from continuing operations in the fourth quarter of 2008.
For the year ended December 31, 2009, the Company posted revenues of approximately $45.0 million and a per share loss of $(2.85), compared to revenues of $49.1 million and a per share loss of $(0.54) for the prior year. The loss per share from continuing operations for the year ended December 31, 2009 included charges of approximately $27.4 million primarily related to the intangible asset impairment recorded in the fourth quarter and its associated tax benefit of $1.1 million, a charge of $3.1 million related to an inventory write-down, severance costs of $1.9 million and stock based compensation expense of $1.2 million. The loss per share from continuing operations for the prior year included charges of approximately $0.2 million related to asset impairments, $0.8 million related to inventory write-downs, severance costs of $0.8 million, stock based compensation expense of $0.5 million and a valuation allowance of $0.1 million. Excluding the effect of these charges, on a non-GAAP basis, the loss per share from continuing operations for the years ended December 31, 2009 and 2008 were $(0.27) and $(0.05), respectively.
“In 2009, the management team streamlined the business by outsourcing virtually all of its in-house manufacturing capabilities, reduced spending on legacy product lines, and improved efficiencies throughout the business. We are beginning to see the positive results of our consolidation and streamlining efforts, having achieved a break-even point on a non-GAAP basis in the fourth quarter of 2009. The management team and Board of Directors remain focused on delivering on our promise of a sustainable return to profitability,” said Joseph Ferrara, Chairman, President and Chief Executive Officer. “We expect our business consolidation and streamlining efforts will result in an overall savings in excess of $3 million annually, and we expect to see the benefits of these savings in our 2010 results. However, our primary focus is now turned to strengthening our business by securing revenue from customer projects and new product offerings.”
Mr. Ferrara went on to say, “During 2009, we had success in expanding our services business through our managed services win in April. This is an area of significant opportunity for our business as our managed services customer is now one of our largest customers. Additionally, following a review of our strategic options for LightHouse,™ a product line that serves the electric utility marketplace, we determined that our best course of action would be to continue our focus on our ongoing trial efforts with a large key utility customer opportunity by delivering specific features required to convert this trial into a full scale deployment. Lastly, we will continue to enhance our product and service offerings through both internal development and by leveraging partnerships.”
“We finished 2009 with our highest quarterly revenue of the year. Coupled with movement in several current customer trials, we consider this a positive trend as we move into 2010. We continue to pursue a number of key customer opportunities and anticipate positive results,” said Mr. Ferrara.
The intangible asset impairment charge recorded during the quarter relates to the intangible asset associated with the Company’s LoopCare™ post-warranty maintenance service agreements, which was included in a 2001 acquisition. Specifically, the Company learned in mid-December of 2009 that a major customer of the Company’s LoopCare post-warranty software maintenance services would not renew its direct contract with the Company for those services following its expiration on December 31, 2009, but would instead consolidate their purchase of maintenance services (including LoopCare maintenance services) through a single large supplier. Based on this triggering event, the Company obtained an independent valuation of the fair value of this intangible asset in early 2010, and through this valuation process, determined the asset’s current fair value to be approximately $2.3 million, versus its remaining carrying value of $29.3 million. The Company is currently in discussions with the supplier for the continuing provision of LoopCare post-warranty maintenance services to this customer, but a new agreement has not been completed.
The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $15.6 million as of December 31, 2009, compared to a backlog of $16.3 million as of December 31, 2008. Management expects that approximately 28% of the current total backlog will be recognized as revenue in the first quarter 2010.
During the fourth quarter 2009, the Company repurchased approximately 79,000 shares of its stock pursuant to an open market stock repurchase program at a cost of approximately $0.5 million. Notwithstanding the $0.5 million used for the share repurchase and $0.7 million used for severance payouts in the fourth quarter, our cash and short-term investment position increased by approximately $0.7 million, to $66.0 million, from the end of the third quarter. For the full year 2009, the Company increased its cash and short-term investment balance by approximately $5.7 million primarily as a result of $3.7 million of cash generated from operations, $3.2 million of cash received as a result of the Cheetah product line divesture, offset by $0.8 million in capital expenditures and $0.5 million used for the repurchase of shares.

First Quarter 2010 Outlook
“We are optimistic that all our operational streamlining efforts and cost reduction activities will serve us well as we move into 2010, and have positioned the Company to return to profitability in the future,” said Mr. Ferrara. “We expect revenue to be in the range of $10 million to $12 million for the first quarter of 2010 as our first quarter is historically a lower revenue quarter due to seasonality in our customer sales.”
Conference Call and Webcast
A conference call to discuss earnings results for the fourth quarter 2009 will be held on Thursday, February 25, 2010 at 9:00 a.m. Eastern Time.
The telephone number for U.S. participants is 1-888-338-8373 (international: +1-973-872-3000). Please reference Tollgrade’s Fourth Quarter 2009 Results Conference Call.
The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, follow this link http://investor.shareholder.com/media/eventdetail.cfm?eventid=77331&CompanyID=ABEA-47WRI6&e=1&mediaK ey=10410B18E8AB43B02A669A09DF3C202F or simply go to the www.tollgrade.com home page and select the Join the Webcast link.
The call will be available for replay via web access starting at approximately 12:00 noon ET on February 25, and will be available for the next twelve months from the Public & Investors page at www.tollgrade.com.
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and next generation network assurance technologies. Tollgrade’s customers range from the top telecom providers, to numerous independent telecom and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of telecom companies and power distribution companies. For more information, visit Tollgrade’s web site at www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Revenues:
Products	$4,950	$7,579	$19,936	$26,997
Services	7,705	5,272	25,005	22,055

	12,655	12,851	44,941	49,052

Cost of sales:
Products	3,721	4,188	11,812	14,181
Services	1,647	1,466	7,143	6,146
Inventory Write-off	—	—	3,070	759
Amortization of Intangible Assets	627	731	2,576	3,085
Intangible/Other Impairments	26,960	—	27,151	201
Severance	—	—	778	—

	32,955	6,385	52,530	24,372

Gross Margin	(20,300)	6,466	(7,589)	24,680

Operating expenses:
Selling and marketing	1,959	1,552	6,809	6,835
General and administrative	2,616	2,451	12,141	9,455
Research and development	2,617	2,711	9,411	10,789
Severance	—	374	1,180	827
Other Impairments	—	—	293	—

Total operating expenses	7,192	7,088	29,834	27,906

Loss from operations	(27,492)	(622)	(37,423)	(3,226)
Other income	12	274	567	1,337

Loss before income taxes	(27,480)	(348)	(36,856)	(1,889)

(Benefit)/Provision for income taxes	(1,089)	211	(874)	1,137

Loss from continuing operations	(26,391)	(559)	(35,982)	(3,026)

Loss from discontinued operations	—	(715)	(223)	(4,089)

Net loss	$(26,391)	$(1,274)	$(36,205)	$(7,115)

Diluted earnings per-share information:

Weighted average shares of common stock	12,690	12,908	12,683	13,102

Net loss per common shares	$(2.08)	$(0.10)	$(2.85)	$(0.54)

Net loss per common shares From discontinued operations	$0.00	$(0.06)	$(0.02)	$(0.31)

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2009	2008
ASSETS

Current assets:

Cash and cash equivalents	$66,046	$57,976
Short-term investments	3	2,419
Accounts receivable:
Trade	6,998	9,392
Other	1,007	632
Inventories	2,119	7,865
Prepaid expenses and deposits	759	1,200
Deferred and refundable tax assets	196	453
Current assets related to discontinued operations	—	4,261

Total current assets	77,128	84,198

Property and equipment, net	3,101	2,661
Intangibles	7,110	36,678
Other assets	406	343
Noncurrent assets related to discontinued operations	—	467

Total assets	$87,745	$124,347

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$927	$1,227
Accrued warranty	504	926
Accrued expenses	3,119	1,511
Accrued salaries and wages	390	354
Accrued royalties payable	137	288
Income tax payable	393	268
Deferred revenue	2,463	3,024

Current liabilities related to discontinued operations	—	1,125

Total current liabilities	7,933	8,723

Pension obligation	983	889
Deferred tax liabilities and other taxes	1,086	2,281

Total liabilities	10,002	11,893

Total shareholders’ equity	77,743	112,454

Total liabilities and shareholders’ equity	$87,745	$124,347

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31, 2009	December 31, 2008

Cash flows from operating activities:
Net loss	$(36,205)	$(7,115)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	223	4,089
Impairment of intangible and other assets	27,444	201
Depreciation and Amortization	3,761	4,559
Stock-based compensation expense	1,236	468
Valuation allowance	—	123
Gain on sale of assets	(42)	—
Deferred income taxes	(1,030)	182
Write-down of inventory	3,070	775
Provisions for losses on inventory	231	953
Provision for allowance for doubtful accounts	1,119	100
Changes in assets and liabilities:
Accounts receivable-trade	2,362	3,782
Accounts receivable-other	786	1,215
Inventory	2,445	348
Prepaid expense and other assets	284	(375)
Accounts payable	(1,276)	(3,431)
Accrued warranty	(434)	(218)
Accrued expenses and deferred income	(310)	(417)
Accrued royalties payable	(152)	(383)
Income taxes payable	114	(287)
Net cash provided by operating activities of discontinued operations	57	38

Net cash provided by operating activities	3,683	4,607

Cash flows from investing activities:
Proceeds from sale of assets	3,074	265
Proceeds from note receivable	112	—
Purchase of short-term investments	—	(4,266)
Redemption/maturity of short-term investments	2,416	2,479
Purchase of acquired assets	(300)	—
Capital expenditures, including capitalized software	(762)	(469)

Net cash used in investing activities of discontinued operations	(57)	(38)

Net cash provided by (used in) investing activities	4,483	(2,029)

Cash flows from financing activities:
Repurchase of treasury shares	(482)	(2,181)
Proceeds from exercise of stock options	54	—

Net cash used in financing activities	(428)	(2,181)

Net increase in cash and cash equivalents	7,738	397
Effect of exchange rate changes on cash & cash equivalents	332	(643)
Cash and cash equivalents at beginning of year	57,976	58,222

Cash and cash equivalents at end of year	$66,046	$57,976

Explanation of Non-GAAP Measures
Throughout 2009, we continued the restructuring programs that were first implemented at the beginning of 2008, aimed at reducing the Company’s existing cost structure. We have provided non-GAAP financial measures (e.g., non-GAAP earnings per share) that exclude the charges associated with the continuation of our restructuring initiatives which are primarily severance costs, stock-based compensation expense, inventory write-downs and impairments of long-lived assets. The aforementioned charges have not been adjusted for income tax effects due to our significant net operating loss carryforwards, with the exception of the tax benefit related to the LoopCare impairment charge. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our fourth quarter and full year 2009 financial performance. We believe that by excluding these charges, as well as the related income tax effects, our non-GAAP measures provide supplemental information to both management and investors that is useful in assessing our core operating performance, in evaluating our ongoing business operations and in comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to plan and forecast future periods and to assist us in making operating and strategic decisions. The presentation of this additional information is not prepared in accordance with GAAP. The information may, therefore, not necessarily be comparable to that of other companies and should be considered as a supplement to, and not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
To supplement the presentation of our non-GAAP financial measures for the three month periods and years ended December 31, 2009 and December 31, 2008, we have prepared the following tables that reconcile the differences between the non-GAAP financial measures with the most comparable measures prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be used in isolation from, or as a substitute for, comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items:
•	Severance expenses: For the three month periods and the years ended December 31, 2009 and December 31, 2008, we have excluded the effect of our restructuring and cost reduction programs from our GAAP operating expense, operating loss, net loss and diluted EPS. The costs associated with these restructuring programs during these timeframes included charges primarily associated with employee severance. We believe it is useful for investors to understand the effect of these expenses on our operating performance.

•	Stock-based compensation expense: For the three month periods and years ended December 31, 2009 and December 31, 2008, we have excluded the effect of employee stock-based compensation expense on operating expenses, operating loss, net loss and diluted EPS. We exclude employee stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses that we believe are not reflective of our core operating performance.

•	Impairment charges and Inventory Write-downs: For the three month periods and the years ended December 31, 2009 and December 31, 2008, we have excluded the effect of certain inventory write-downs, intangible asset and other impairment charges on gross margin, loss from operations, and net loss and diluted EPS from continuing operations. We believe it is useful for investors to understand the effect of these charges on our operating performance.

Reconciliation to GAAP- Quarter Ended December 31, 2009 (Unaudited)

						Diluted
		Gross			Loss from	EPS from
(In thousands, except per	Gross	Margin	Operating	Loss from	Continuing	Continuing
share amount)	Margin	Percentage	Expenses	Operations	Operations	Operations

GAAP Reported Results	$(20,300)	(160.4)%	$7,192	$(27,492)	$(26,391)	$(2.08)
Intangible Asset Impairment	26,960	213.0%	—	26,960	26,960	2.13
Income Tax Benefit(1)	—	—	—	—	(1,100)	(0.09)
Stock-based compensation	58	0.5%	(467)	525	525	0.04

Non-GAAP Results, Excluding special items	$6,718	53.1%	$6,725	$(7)	$(6)	$0.00

Reconciliation to GAAP- Year Ended December 31, 2009 (Unaudited)

						Diluted
		Gross			Loss from	EPS from
(In thousands, except per	Gross	Margin	Operating	Loss from	Continuing	Continuing
share amount)	Margin	Percentage	Expenses	Operations	Operations	Operations

GAAP Reported Results	$(7,589)	(16.9)%	$29,834	$(37,423)	$(35,982)	$(2.84)
Intangible Asset and Other Impairments	27,151	60.4%	(293)	27,444	27,444	2.16
Income Tax Benefit(1)	—	—	—	—	(1,100)	(0.09)
Inventory Write-down	3,070	6.8%	—	3,070	3,070	0.24
Severance	778	1.8%	(1,180)	1,958	1,958	0.16
Stock-based compensation	81	0.2%	(1,155)	1,236	1,236	0.10

Non-GAAP Results, Excluding special items	$23,491	52.3%	$27,206	$(3,715)	$(3,374)	$(0.27)

(1)	Note: The income tax benefit primarily relates to the income tax effect of the LoopCare Intangible asset impairment.

Reconciliation to GAAP- Quarter Ended December 31, 2008

						Diluted
		Gross			Loss from	EPS from
(In thousands, except per	Gross	Margin	Operating	Loss from	Continuing	Continuing
share amount)	Margin	Percentage	Expenses	Operations	Operations	Operations

GAAP Reported Results	$6,466	50.3%	$7,088	$(622)	$(559)	$(0.04)
Severance	—	—	(374)	374	374	0.03
Stock-based compensation	—	—	(167)	167	167	0.01

Non-GAAP Results, Excluding special items	$6,466	50.3%	$6,547	$(81)	$(18)	$0.00

Reconciliation to GAAP- Year Ended December 31, 2008

						Diluted
		Gross			Loss from	EPS from
(In thousands, except per	Gross	Margin	Operating	Loss from	Continuing	Continuing
share amount)	Margin	Percentage	Expenses	Operations	Operations	Operations

GAAP Reported Results	$24,680	50.3%	$27,906	$(3,226)	$(3,026)	$(0.23)
Other Impairments	201	0.4%	—	201	201	0.01
Inventory Write-down	759	1.6%	—	759	759	0.06
Severance	—	—	(827)	827	827	0.06
Stock-based compensation	—	—	(469)	469	469	0.04
Valuation allowance	—	—	—	123	123	0.01

Non-GAAP Results, Excluding special items	$25,640	52.3%	$26,610	$(847)	$(647)	$(0.05)

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue for the first quarter 2010. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason. In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements”: (a) possible delays in, or the inability to complete, negotiation and execution of purchase and service agreements with new or existing customers, in particular, a new contract with a large, third party supplier for continuation of LoopCare maintenance services to the major customer that indicated it would consolidate its purchase of services through this third party supplier following expiration of its contract with the Company at the end of 2009, and another major customer whose agreement was extended through the first quarter of 2010 pending negotiations with the Company; (b) the inability of the Company to realize the benefits of its revenue and cost initiatives due to unforeseen delays, changes in its markets or other factors, and the risk that these initiatives will not promote revenue growth or restore profitability in the timeframe anticipated by the Company; (c) the inability to complete or possible delays in completing certain research and development efforts required for new products and solutions and delays in market acceptance of our new products and solutions beyond the timeframes anticipated or at all; (d) inability of the Company to recognize all or a portion of its backlog as expected, due to delays in shipment or other factors; (e) the risk that our previous cost-cutting initiatives may have impaired, or that our current and future initiatives may impair, the Company’s ability to effectively develop and market products and remain competitive in the telecom business; (f) inability of the management team to implement the strategic repositioning of the Company to focus on its service assurance offerings in the telecom markets; (g) changes in exchange rates of foreign currencies in which we transact business relative to the U.S. dollar; (h) general economic uncertainty and its impact on the capital budgets for certain of our major customers; (i) the inability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications markets and network technologies; (j) our dependence upon a limited number of third party subcontractors and component suppliers to manufacture or supply certain aspects of the products we sell; (k) the ability to manage the risks associated with and to grow our business; (l) the uncertain economic and political climate in certain parts of the world where we conduct business and the potential that such climate may deteriorate. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2008 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.
™ LoopCare is a trademark of Tollgrade Communications, Inc.
™ Stratum is a trademark of Tollgrade Communications, Inc.
™ LightHouse is a trademark of Tollgrade Communications, Inc.
All other trademarks are the property of their respective owners.